Exhibit 99.7
CONSENT OF NOMINEE FOR DIRECTOR
     The undersigned hereby consents to being named in the Registration Statement on Form S-4, and all amendments thereto, filed with the Securities and Exchange Commission, as a person who will become a director of Medicis Pharmaceutical Corporation effective upon completion of the merger as contemplated in the Registration Statement.

/s/ Nicholas L. Teti

Nicholas L. Teti
Date: November 1, 2005